Exhibit 99.1

CIBER, Inc.

5251 DTC Parkway, Suite 1400

Greenwood Village, CO  80111

www.ciber.com

For Immediate Release	Contacts:	Jennifer Matuschek	Jason Knadler
		VP/Investor Relations	Media Relations
		303-220-0100	303-220-0100
		jmatuschek@ciber.com	jknadler@ciber.com

CIBER COMMENTS ON THIRD QUARTER AND ACQUISITION ACTIVITY

GREENWOOD VILLAGE, Colorado – October 13, 2008 – CIBER, Inc. (NYSE: CBR), today commented on preliminary results for the third quarter, ended September 30, 2008, and on pending acquisition activity.

As to the third quarter, preliminary results confirm that the Company will be within the range of the outlook it provided on July 24th as to GAAP EPS, which was $0.13-0.15 per share.  The Company also issued an outlook on revenue at that time of $300-310 million for the quarter; at this time, preliminary revenue results appear to be approximately $300 million.  The strength of the U.S. dollar against foreign currencies in August and September reduced the anticipated results of foreign operations as they are converted into dollars.

As to acquisition activity, the Company has announced the pending purchase of Iteamic Private Limited of Bangalore, India.  It is also working on a business combination in Europe.  Both are subject to executing definitive agreements, among other things.  The Company’s bank credit agreement requires at this point that the Company issue shares as consideration for any acquisition.  While the bank group has consented to these business combinations, the Company is not currently willing to issue the equity given the state of recent equity market turmoil; hence, both deals remain pending.

An 8-K has been filed with the SEC with respect to these matters, which the Company understands will be accessible on October 14, 2008.

About CIBER, Inc.

CIBER, Inc. (NYSE: CBR) is a pure-play international system integration consultancy with superior value-priced services and reliable delivery for both private and government sector clients. CIBER’s services are offered globally on a project- or strategic-staffing basis, in both custom and enterprise resource planning (ERP) package environments, and across all technology platforms, operating systems and infrastructures. Founded in 1974 and headquartered in Greenwood Village, Colo., CIBER now serves client businesses from over 60 U.S. offices, 25 European offices and seven offices in Asia/Pacific. Operating in 18 countries, with more than 8,500 employees and annual revenue approximately $1.2 billion, CIBER and its IT specialists continuously build and upgrade clients’ systems to “competitive advantage status.”  CIBER is included in the Russell 2000 Index and the S&P Small Cap 600 Index. CIBER, the Reliable Global IT Services Partner.  www.ciber.com.

Forward-Looking and Cautionary Statements

Statements contained in this release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements involve a number of risks, uncertainties and other factors that could cause actual results to differ materially, as discussed in the company’s filings with the Securities and Exchange Commission.  CIBER undertakes neither intention nor obligation to publicly update or revise any forward-looking statements.  CIBER and the CIBER logo are trademarks or registered trademarks of CIBER, Inc.  Copyright© 2008.

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